Exhibit 99.1

Laird Superfood Reports First Quarter 2021 Financial Results

Net Sales Increase 35% Year Over Year to $7.4 Million

Online Sales Contribute 59% of Net Sales, with Direct To Consumer Sales from

Lairdsuperfood.com Up 135% Year Over Year

SISTERS, Oregon – May 13, 2021 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”), today reported financial results for its first quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Net Sales increased to $7.4 million, an increase of 35% year over year.

•	Online sales contributed 59% of net sales, increasing 65% year over year, with lairdsuperfood.com sales growing 135% year over year, and subscribers growing 153%.

•	Wholesale sales contributed 39% of net sales, increasing 7% year over year, and included retail door expansion, beginning in March, into Target, Harris Teeter and Wakefern.

•	Gross profit was $1.9 million and gross margin was 25.1% compared to gross profit of $2.1 million and gross margin of 38.6% in the prior year quarter.

•

Net loss attributable to common stockholders was $5.3 million, or $0.60 per diluted share, compared to net loss attributable to common stockholders of $2.0 million, or $0.47 per diluted share, in the prior year period.

“Our first quarter 2021 results illustrate the power of our omnichannel platform as we continued aggressively scaling our business,” said Paul Hodge Jr., Co-founder, President and Chief Executive Officer of Laird Superfood. “Gross margins improved 480 basis points from the fourth quarter, and net sales increased 35% year over year, including a 65% increase in our dominant online channel. Subsequent to the end of the quarter, we completed the acquisition of Picky Bars, a fellow Central-Oregon based company that is aligned with our core values, our mission and our strategic goals. We are very excited to integrate their healthy snacks and breakfast products across the entire omnichannel platform,” concluded Hodge Jr.

For the Three Months Ended March 31, 2021

	Three Months Ended March 31,
	2021		2020
	$	% of Total	$	% of Total
Coffee Creamers	$5,021,908	68%	$4,019,362	73%
Hydration and Beverage Enhancing Supplements	1,064,576	14%	858,707	16%
Coffee, Tea, and Hot Chocolate Products	1,900,832	26%	740,572	14%
Other	359,321	5%	59,590	1%

Gross Sales	8,346,637	113%	5,678,231	104%
Shipping income	25,659	0%	151,551	3%
Returns and discounts	(946,042)	(13%)	(346,556)	(7%)

Sales, net	$7,426,254	100%	$5,483,226	100%

	Three Months Ended March 31,
	2021		2020
	$	% of Total	$	% of Total
Online	$4,362,407	59%	$2,650,741	48%
Wholesale	2,923,056	39%	2,727,812	50%
Food Service	140,791	2%	104,673	2%

Sales, net	$7,426,254	100%	$5,483,226	100%

Net sales increased 35% to $7.4 million in the first quarter of 2021 compared to $5.5 million in the first quarter of 2020. Growth in net sales in the first quarter of 2021 was primarily driven by a significant expansion of our customer base in online channels.

Gross profit was $1.9 million, slightly lower compared to the prior year period of $2.1 million. Gross margin was 25.1% of net sales in the first quarter of 2021, compared to 38.6% of net sales in the prior year period. The year over year decrease in gross margin was primarily due to elevated outbound shipping costs combined with the launch of a free shipping initiative for direct online purchases made on lairdsuperfood.com, increased personnel costs, disposal costs related to the initial production and distribution of our liquid creamer product line, and increased co-packing costs primarily associated with our liquid creamer product line.

Operating expenses were $7.2 million compared to $4.1 million in the year ago period and reflect General and Administrative expense increases of $2.0 million, primarily due to stock-based compensation, personnel costs, insurance expense, and professional fees, as well as Sales and Marketing expense increases of $0.9 million, primarily due to advertising expense.

Loss from operations was $5.3 million in the first quarter of 2021, compared to a loss of $2.0 million in the prior year period.

Net loss attributable to common stockholders was $5.3 million, or $0.60 per diluted share, in the first quarter of 2021, compared to net loss attributable to common stockholders of $2.0 million, or $0.47 per diluted share.

Valerie Ells, Chief Financial Officer, commented, “The first quarter of 2021 illustrated the power of our online platform, a meaningful step forward in gross margin, and yet another quarter of year over year sales growth. As we progress into the year, our priorities will remain focused on market share, expanding our customer growth, optimizing our margins and integrating our recently announced acquisition. We demonstrated again this quarter that consumers who seek healthy, plant-based, sustainable products repeatedly purchase our authentic offerings across our dynamic, omnichannel platform.”

Balance Sheet and Cash Flow Highlights

The Company’s current assets include cash, cash equivalents, and restricted cash of $51.7 million as of March 31, 2021. Total outstanding debt was $51,000 as of March 31, 2021. Net cash used in operating activities was $5.1 million in the three months ended March 31, 2021, compared to $2.3 million in the comparative prior year period.

Capital expenditures totaled $0.2 million for the three months ended March 31, 2021, compared to $0.1 million in the comparative prior year period.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. The live conference call can be accessed by dialing (833) 772-0381 from the U.S. or (236) 384-2050 internationally. The conference I.D. code is 1495851. Alternatively, participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance, including our outlook for fiscal year 2021. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) our expectations regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) our expectations regarding real or perceived quality with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) expectations regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (11) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (12) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (13) the costs and success of our marketing efforts, and our ability to promote our brand; (14) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (15) our ability to effectively manage our growth; (16) our ability to compete effectively with existing competitors and new market entrants; (17) the impact of adverse economic conditions; and (18) the growth rates of the markets in which we compete.

Contact

ICR

Ashley DeSimone & Reed Anderson

646-677-1827

LAIRD SUPERFOOD, INC.

STATEMENTS OF OPERATIONS

	For the Quarters Ended March 31,
	2021	2020
Sales, net	$7,426,254	$5,483,226
Cost of goods sold	(5,559,499)	(3,365,609)

Gross profit	1,866,755	2,117,617

General and administrative
Salaries, wages and benefits	1,205,854	816,172
Stock-based compensation	899,235	183,203
Professional fees	343,622	182,048
Insurance expense	522,399	31,195
Office expense	186,831	113,365
Occupancy	56,521	53,431
Merchant service fees	106,375	56,035
Netsuite subscription expense	55,021	26,395
Other expense	267,536	137,728

Total general and administrative expenses	3,643,394	1,599,572

Research and product development
Salaries, wages and benefits	70,361	74,902
Product development expense	162,844	57,743
Stock-based compensation	3,567	2,192
Other expense	3,915	8,478

Total research and product development expenses	240,687	143,315

Sales and marketing
Salaries, wages and benefits	633,751	746,010
Stock-based compensation	41,389	74,495
Advertising	1,681,344	936,363
General marketing	710,523	309,222
Amazon selling fee	202,276	187,571
Travel expense	8,756	70,014
Other expense	49,040	69,141

Total sales and marketing expenses	3,327,079	2,392,815

Total expenses	7,211,160	4,135,702

Operating loss	(5,344,405)	(2,018,085)

Other income (expense)
Interest and dividend income	13,901	22,854

Total other income	13,901	22,854

Loss before income taxes	(5,330,504)	(1,995,231)

Benefit from income taxes	—	—

Net loss attributable to Laird Superfood, Inc. common stockholders	$(5,330,504)	$(1,995,231)

Net loss per share attributable to Laird Superfood, Inc common stockholders:
Basic	$(0.60)	$(0.47)

Diluted	$(0.60)	$(0.47)

Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	8,894,495	4,281,346

The accompanying notes are an integral part of these financial statements.

LAIRD SUPERFOOD, INC.

STATEMENTS OF CASH FLOWS

	For the Quarter Ended March 31,
	2021	2020
Cash flows used in operating activities
Net loss	$(5,330,504)	$(1,995,231)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	131,333	114,901
Amortization	5,270	2,524
Loss on disposal of equipment	2,325	—
Stock-based compensation	1,010,003	258,486
Provision for excess and obsolete inventory	102,604	—
Changes in operating assets and liabilities:
Accounts receivable	69,504	(1,259,099)
Accrued investment income receivable	(3,969)	4,847
Inventory	(1,500,686)	271,028
Prepaid expenses and other current assets	(55,465)	(357,734)
Deferred rent	90,054	90,622
Deposits	(391,149)	(17,191)
Accounts payable	284,681	340,271
Payroll liabilities	289,308	142,208
Accrued expenses	153,306	60,604

Net cash from operating activities	$(5,143,385)	$(2,343,764)

Cash flows used in investing activities
Purchase of property and equipment	(122,588)	(115,669)
Purchase of software	(78,200)	—
Proceeds from sale of property, equipment, and software	700	—

Net cash from investing activities	$(200,088)	$(115,669)

Cash flows from financing activities
Issuance of common stock	—	1,997,665
Common stock issuance costs	(82,043)	—
Common stock repurchases	—	(20,532)
Withholding tax payments for share based compensation	(188,793)	—
Stock options exercised	151,646	6,030

Net cash from financing activities	$(119,190)	$1,983,163

Net change in cash and cash equivalents	(5,462,663)	(476,270)
Cash and cash equivalents beginning of period	57,208,080	1,004,109

Cash and cash equivalents end of period	$51,745,417	$527,839

Supplemental disclosures of non-cash information
Unrealized gain (loss) on available-for-sale securities	$(20,290)	$31,090

The accompanying notes are an integral part of these financial statements.

LAIRD SUPERFOOD, INC.

BALANCE SHEETS

	As of
	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$51,745,417	$57,208,080
Accounts receivable, net	770,155	839,659
Investment securities available-for-sale	8,690,523	8,706,844
Inventory	7,693,980	6,295,898
Prepaid expenses and other current assets	2,902,784	2,847,319
Deposits	488,823	97,674

Total current assets	72,291,682	75,995,474

Noncurrent assets
Property and equipment, net	3,501,718	3,513,488
Licensing agreement—intangible	132,100	132,100
Deferred rent	2,606,592	2,696,646

Other assets	77,922	4,992

Total noncurrent assets	6,318,332	6,347,226

Total assets	$78,610,014	$82,342,700

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$1,600,645	$1,315,964
Payroll liabilities	1,012,223	722,915
Accrued expenses	857,849	704,543

Total current liabilities	3,470,717	2,743,422

Long-term liabilities
Note payable	51,000	51,000

Total long-term liabilities	51,000	51,000

Total liabilities	3,521,717	2,794,422

Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 and 9,600,000 shares authorized as of March 31, 2021 and December 31, 2020; 9,285,782 and 8,921,034 issued and outstanding at March 31, 2021, respectively; 9,247,758 and 8,892,886 issued and outstanding at December 31, 2020, respectively	8,921	8,893
Additional paid-in capital	112,343,131	111,452,346
Accumulated other comprehensive income (loss)	(6,083)	14,207
Accumulated deficit	(37,257,672)	(31,927,168)

Total stockholders’ equity	75,088,297	79,548,278

Total liabilities, convertible preferred stock and stockholders’ equity	$78,610,014	$82,342,700

The accompanying notes are an integral part of these financial statements.